Exhibit 99.1

News Release

Enbridge Energy Partners, L.P. & Enbridge Energy Management, L.L.C. Announce Director and Officer Changes

HOUSTON - Feb. 14, 2014 - Enbridge Energy Partners, L.P. (the Partnership) (NYSE: EEP) and Enbridge Energy Management, L.L.C. (EEM) (NYSE: EEQ) today announced the resignation, effective March 1, 2014, of Stephen J. Wuori from the boards of directors of EEM and Enbridge Energy Company, Inc. (EECI), the general partner of the Partnership. Guy Jarvis has been elected, effective March 1, 2014, to replace Mr. Wuori on the boards of directors of each of EEM and EECI. In addition, Mr. Wuori, currently the executive vice president, Liquids Pipelines, of each of EEM and EECI, and president, Liquids Pipelines & Major Projects, Enbridge Inc. (Enbridge), the ultimate parent of EECI, will no longer serve in such positions as of March 1, 2014. On that date he will assume a new role as strategic advisor, Office of the President and CEO of Enbridge.

Mr. Jarvis, currently executive vice president and chief commercial officer, Liquids Pipelines, Enbridge Inc., will assume responsibility for the leadership of Enbridge’s Liquids Pipelines business unit, including the appointment by EEM and EECI to the office of executive vice president - Liquids Pipelines, when Mr. Wuori assumes his new role.

In his role as strategic advisor, Mr. Wuori will provide advice and support with respect to strategic matters affecting Enbridge’s liquids pipelines and other businesses. Mr. Wuori has 34 years of experience with the Enbridge family of companies. He has also served as a board member and chair of both the Association of Oil Pipe Lines (AOPL) and the Canadian Energy Pipelines Association (CEPA).

Mr. Jarvis has more than 28 years of experience in the energy industry of which the last 14 years have been with Enbridge. Prior to his current role, he served as president, Gas Distribution, and previously lead Enbridge’s Liquids Pipelines business development group, among other roles of increasing responsibility.

“These changes position us well to continue to achieve our strategic priorities,” said Al Monaco, president and CEO of Enbridge Inc. “Guy is an experienced business unit leader and brings a strong background in operations, commercial management and business development from his previous roles within Liquids Pipelines.

“Steve is a tremendous contributor to Enbridge’s success and development of the Liquids Pipelines business unit, which he has led through both an unprecedented period of growth as well as an intense focus on achieving operational excellence. Through Steve’s new role, we will continue to benefit from his extensive knowledge of pipeline infrastructure and fundamentals while providing him with greater flexibility for personal and family interests.”

About Enbridge Energy Management, L.L.C

Enbridge Energy Management, L.L.C. manages the business and affairs of Enbridge Energy Partners, L.P. (Enbridge Partners), and its sole asset is an approximate 19 percent limited partner interest in Enbridge Partners. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE:ENB) (TSX:ENB) is the general partner of Enbridge Partners and holds an approximate 21 percent interest in Enbridge Partners together with all of the outstanding preferred interests in Enbridge Partners.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 17 percent of total U.S. oil imports. Enbridge Partners’ natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.5 billion cubic feet of natural gas daily. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

FOR FURTHER INFORMATION PLEASE CONTACT:

Investor Relations Contact: Sanjay Lad Toll-free: (866) EEP INFO or (866) 337-4636 E-mail: eep@enbridge.com Website: www.enbridgepartners.com	Media Contact: Larry Springer Telephone: (877) 496-8142 E-mail: usmedia@enbridge.com

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